PROSPECTUS	Pricing Supplement No. 3707
Dated August 31, 2001	Dated February 12, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	Nos. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: February 12, 2002

Settlement Date (Original Issue Date): February 15, 2002

Maturity Date: February 15, 2007

Principal Amount (in Specified Currency): US$ 1,250,000,000

Price to Public (Issue Price): 99.821%

Agent's Discount or Commission: 0.325%

Net Proceeds to Issuer: US$ 1,243,700,000

Interest Rate Per Annum: 5.00%

Interest Payment Date(s):

X February 15th and August 15th of each year commencing August 15, 2002.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GXR0

ISIN No.: US36962GXR00

Common Code: 014355090

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
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Pricing Supplement No. 3707
Dated February 12, 2002
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
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Pricing Supplement No. 3707
Dated February 12, 2002
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Additional Information:

Recent Development.

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

General.

At September 29, 2001, the Company had outstanding indebtedness totaling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,			Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.
(Fixed Rate)
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Pricing Supplement No. 3707
Dated February 12, 2002
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.821% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lehman Brothers Inc.	Commitment $1,125,000,000
Deutsche Banc Alex. Brown Inc.	$31,250,000
J.P. Morgan Securities Inc.	$31,250,000
Salomon Smith Barney Inc.	$31,250,000
UBS Warburg LLC	$31,250,000

Total	$1,250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.